Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FLY-E GROUP, INC.

Fly-E Group, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

First: The name of this Corporation is Fly-E Group, Inc.

Second: The certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on November 1, 2022. The amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on June 7, 2024 (the “A&R Certificate of Incorporation”).

Third: Section 1 of Article IV of the A&R Certificate of Incorporation is hereby amended and replaced with the following:

“1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 310,000,000 shares, consisting of two classes: 300,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

Fourth: Section 3 of Article VI of the A&R Certificate of Incorporation is hereby amended and replaced with the following:

“3. Classification and Term. Subject to the terms of any one or more series of Preferred Stock, and effective upon the Effective Time, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders after the Effective Time. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.”

Fifth: This Certificate of Amendment was duly approved by the Corporation’s Board of Directors on February 10, 2025 and the stockholders at a meeting of stockholders on March 10, 2025, at which the necessary number of shares were voted in favor of the proposed amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Sixth: This Certificate of Amendment to the A&R Certificate of Incorporation of the Corporation shall become effective as of the filing of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 10th day of March, 2025.

FLY-E GROUP, INC.
By:	/s/ Zhou Ou
Name:	Zhou Ou
Title:	Chief Executive Officer